Exhibit 10.6


                                    AGREEMENT

     This Agreement is made as of the 8th day of May, 2002 between Chaparral Resources, Inc., a Delaware Corporation ("Chaparral") and Exeter Finance Group, Inc., a corporation organized under the law of the Turks and Caicos ("Exeter"). Chaparral and Exeter are sometimes hereinafter collectively referred to as the "Parties", and individually as a "Party".

     WHEREAS, Exeter acquired 50,000 shares of Chaparral's Series A Preferred Stock ("Preferred Stock") which is currently convertible into 473,980 shares of Chaparral's common stock for US$5,000,000, pursuant to a Subscription Agreement dated November 21, 1997, and modified on March 6, 1998 (the Subscription Agreement as modified is hereinafter referred to as the "Subscription Agreement").

     WHEREAS, Chaparral has entered into a Letter of Intent with Central Asian Industrial Holdings, NV ("CAIH") dated March 21, 2002 that contemplates that CAIH will make an investment in Chaparral's common stock.

     WHEREAS, the Parties have agreed that in connection with such investment, the Preferred Stock owned by Exeter should be redeemed by Chaparral.

     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


1. Basic Transaction. Subject to the terms and conditions of this Agreement, the Chaparral agrees to purchase from Exeter, and Exeter agrees to sell to the Buyer, all of the Preferred Stock owned by Exeter for the consideration specified in Paragraph 2 below.

2. Purchase Price. Chaparral agrees to pay to Exeter at the closing of this transaction, US$2,300,000 (the "Purchase Price") payable in cash or by the delivery of other immediately available funds pursuant to instructions to be provided by Exeter in writing.

3. The Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Chaparral in Houston, Texas, commencing at 10:00 a.m. local time on the next business day following the completion of the investment by CAIH in Chaparral ("Closing Date"). Chaparral will provide Exeter two business days notice of the expected date of the Closing.

4. Deliveries at the Closing. At the Closing, Exeter will deliver to Chaparral stock certificates representing all of its Preferred Stock, endorsed in blank or accompanied by duly executed assignment documents, and Chaparral will deliver to Exeter the consideration specified in Paragraph 2 above.

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5.   Representations and Warranties of Exeter. Exeter represents and warrants to
     Chaparral that the statements contained in this Paragraph 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     (a) Exeter is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Exeter has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Exeter, enforceable in accordance with its terms and conditions. Exeter need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Exeter is subject or any provision of its charter or bylaws.

     (d) Exeter has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Chaparral could become liable or obligated.

     (e) Exeter holds of record and owns beneficially the Preferred Stock free and clear of any restrictions on transfer, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Exeter is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Preferred Stock (other than this Agreement).

6. Representations and Warranties of Chaparral. Chaparral represents and warrants to Exeter that the statements contained in this Paragraph 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     (a) Chaparral is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Chaparral has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Chaparral, enforceable in accordance with its terms and conditions. Chaparral need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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     (c)  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Chaparral is subject or any provision of its charter or bylaws.

     (d) Chaparral has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Exeter could become liable or obligated.

7. Conditions to Obligation to Close.
   ----------------------------------

     The obligation of the Parties to consummate the transactions contemplated hereunder to be performed in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Paragraphs 5 and 6 above shall be true and correct in all material respects as of the Closing Date and the Parties shall have delivered to each other, certificates signed by their respective authorized officers or by their counsel to this effect;

     (b)  CAIH shall have completed its investment in Chaparral.

     (c) no action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) Either Party may waive any condition specified in this Paragraph 7 if it executes a writing so stating at or prior to the Closing.

8. Termination.
   ------------

         This Agreement may be terminated as set forth below in which case all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).:

     (a) By mutual written consent of the Parties at any time prior to the Closing.

     (b) Either Party may terminate this Agreement upon written notice to the other if the Closing, has not occurred by __________________________.


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9. Miscellaneous.
   --------------

     (a) No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

     (c) This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Exeter may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Chaparral; provided, however, that Chaparral may assign any or all of its rights and interests hereunder to one or more of its affiliates. As used in this Agreement, the term affiliate shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     (e) Except as herein expressly provided, the Closing of this Agreement and the transaction contemplated hereunder shall operate as a full and complete termination and discharge of all of the obligations of the Parties to each other. The Parties hereby release and discharge each other and their respective officers, directors, employees, agents, affiliates, shareholders, attorneys, representatives, successors and assigns form any and all claims, liabilities or obligations that are related to the Preferred Stock, the Subscription Agreement or this Agreement.

     (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally hand-delivered or when mailed by registered or certified mail, or by such other commercially reasonable expedited delivery service as is generally relied upon by the Company (such as Federal Express), with all fees or postage prepaid, and addressed as follows or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

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          If to Chaparral:

          Chaparral Resources, Inc.
          16945 Northchase Drive
          Suite 1620
          Houston, TX 77060
          Attention: Treasurer
          Telephone:        281-877-7100
          Fax:              281-877-0985

          With a copy to:

          Alan D. Berlin, Esq.
          Corporate Secretary
          c/o Aitken Irvin Berlin & Vrooman, LLP
          2 Gannett Drive
          White Plains, New York 10604
          Telephone:        914-694-5717
          Fax:              914-694-1647

          If to Exeter:


          With a copy to:



     (h) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

     (i) Except as provided in Paragraph 9(i) below, each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     (j) Exeter acknowledges and agrees that Chaparral would be damaged irreparably in the event any of the provisions of this Agreement are breached by Exeter. Accordingly, Exeter agrees that Chaparral shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Exeter and the matter, in addition to any other remedy to which Chaparral may be entitled, at law or in equity.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


CHAPARRAL RESOURCES, INC.


By: /s/  James A. Jeffs
    -------------------------------

Title:   Co-Chairman
      -----------------------------


EXETER FINANCE GROUP, INC.

By: /s/  G. Howard
    -------------------------------

Title:   Director
       ----------------------------

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